Press Release

July 31, 2008

FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. ANNOUNCES RESULTS FOR 2nd QUARTER AND FIRST HALF OF 2008

West Des Moines, IA - West Bancorporation, Inc. (NASDAQ: WTBA) (the “Company”), parent company of West Bank and WB Capital Management Inc. (“WB Capital”), reports net income of $4,514,000 or $0.26 per share, for the second quarter of 2008, compared to $5,127,000 or $0.29 per share, for the second quarter of 2007. The return on average equity and return on average assets were 15.23 percent and 1.39 percent, respectively, for the second quarter of 2008, and 17.80 percent and 1.55 percent, respectively, for the second quarter of 2007.

Net income for the second quarter of 2008 was $613,000 lower than the second quarter of 2007 primarily due to a higher provision for loan losses and higher non-interest expenses. These expenses were partially offset by an increase in net interest income of $447,000. Net interest income increased as the result of the net interest margin improving to 3.56 percent for the second quarter of 2008 from 3.33 percent for the same period last year. The net interest margin improved due to a shift in the mix of interest-earning assets (more loans outstanding, fewer investment securities outstanding) and the fact that the decline in the cost of funds was greater than the decline in the yield on earning assets.

The provision for loan losses was $650,000 higher this quarter than the same quarter last year. The slow down in the residential housing and commercial real estate markets continues to put pressure on our clients involved in that industry. Non-interest expenses for the second quarter of 2008 were $1,041,000 higher than the second quarter of last year. The FDIC insurance expense was $125,000 higher. For the past year, West Bank, like most banks in the country has had a credit that was used to offset a portion of this expense. That credit has been used and West Bank now pays the full premium for FDIC insurance. Expenses related to other real estate owned were $368,000 higher because the Company realized a gain of approximately $250,000 from the sale of other real estate owned in the second quarter of 2007. Professional fees are up $142,000 with most of the increase coming in legal expenses. Marketing expenses have increased by $78,000 due to promotional expenses related to the Reward Me Checking deposit product. Finally, salary and employee benefit expenses have increased by $279,000 as the result of hiring 14 new employees since the second quarter of last year, 11 of whom are in business development roles.

For the first half of 2008, net income was $5,888,000, or $0.34 per share, down from $9,571,000, or $0.55 per share, for the first half of 2007. The return on average equity and return on average assets were 9.83 percent and 0.90 percent, respectively, for the first half of 2008, and 16.84 percent and 1.47 percent, respectively, for the first half of 2007. The decline in net income from the prior year is primarily due to the additional provision for loan losses of $5,000,000 taken in the first quarter of this year. In addition, non-interest expenses are higher year over year for the same reasons mentioned above.

During the first half of 2008, loans grew by $74,000,000 compared to loan growth of $33,000,000 in the first half of 2007. The increase was attributable to growth in commercial ($35,000,000), commercial real estate ($21,000,000), and one-to-four family construction loans ($15,000,000). The loan growth was primarily funded by Federal Home Loan Bank (“FHLB”) advances and wholesale deposits.

The net interest margin for the first half of 2008 was 3.47 percent, up from 3.29 percent for the same period last year. The improvement was primarily due to a change in the mix of interest-earning assets. The average balance of investment securities, which typically earn less than loans, was $70,000,000 lower than last year while the average balance of loans outstanding was $75,000,000 higher. Also, for the first six months of 2008, the average cost of funds was 121 basis points lower than the same period in 2007, while the average yield on earning assets was only 84 basis points lower.

Non-performing assets were $14,157,000 at June 30, 2008, compared to $6,032,000 at the end of 2007 and $13,396,000 at March 31, 2008. While the total of non-performing assets did not change significantly during the second quarter, there was a change in the composition of these assets. The unsecured loans to the principals of the home builder in Iowa that ceased business went into default during the second quarter. It became apparent those loans were not going to be repaid in the normal course of business, so they were charged-off. Collection of these loans is being pursued through legal actions. Loans transferred to non-performing status during the second quarter included a $3,100,000 loan related to the defunct Iowa home builder, and a $1,700,000 loan to a biofuels plant. The biofuels loan is a participation from another bank. The loan is performing, however during a recent regulatory examination at the originating bank, examiners required this loan to be placed on a non-performing status. Other real estate owned decreased by $159,000 due to the sale of one property and the write-down in value of another property since March 31, 2008. In the past quarter, loans 90 days past due and still accruing interest decreased by $592,000 to $204,000. Management believes these loans are sufficiently collateralized to receive all principal and interest. The allowance for loan losses as a percent of total loans was 1.00 percent as of June 30, 2008, compared to 0.91 percent at the end of 2007 and 0.94 percent a year ago. Non-performing assets as a percentage of total assets at June 30, 2008, was 1.03 percent compared to 0.45 percent at 2007 year end and 0.06 percent a year ago.

The Company filed its second quarter Form 10-Q with the Securities and Exchange Commission today. It is available on the Investor Relations section of the Company’s website at www.westbankiowa.com.

As previously announced, on July 16, 2008, the Board of Directors of West Bancorporation, Inc. declared a regular quarterly cash dividend of $0.16 per share of outstanding common stock payable on August 14, 2008, to shareholders of record on July 28, 2008.

The Company will discuss its results for the second quarter and first half of 2008 during a conference call scheduled for 2:00 p.m. central time today, Thursday, July 31, 2008. The telephone number for the conference call is 800-860-2442. A recording of the call will be available until August 8, 2008, at 877-344-7529, pass code: 415079.

West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving Iowans since 1893, West Bank, a wholly-owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services, and trust services for consumers and small- to medium-sized businesses. West Bank has two full-service offices in Iowa City, one full-service office in Coralville, and seven full-service offices in the greater Des Moines area. WB Capital Management Inc., also a wholly-owned subsidiary of West Bancorporation, Inc., has offices in West Des Moines and Coralville. It provides portfolio management services to retirement plans, corporations, public funds, mutual funds, foundations, endowments, and high net worth individuals.

The information contained in this report may contain forward-looking statements about the Company’s growth and acquisition strategies, new products and services, and future financial performance, including earnings and dividends per share, return on average assets, return on average equity, efficiency ratio and capital ratio. Certain statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements preceded by, followed by or that include the words “believes,” “expects,” “should”, or “anticipates,” or references to estimates or similar expressions. Such forward-looking statements are based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: interest rate risk; competitive pressures; pricing pressures on loans and deposits; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; actions of bank and non-bank competitors; changes in local and national economic conditions; changes in regulatory requirements, including actions of the Securities and Exchange Commission and/or the Federal Reserve Board; and customers’ acceptance of the Company’s products and services. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND SUBSIDIARIES
Financial Information (unaudited)
(in thousands, except per share data)
			June 30,	June 30,
CONSOLIDATED STATEMENTS OF CONDITION			2008	2007
Assets
Cash and due from banks			$55,657	$27,329
Short-term investments			6,453	9,555
Securities			178,385	253,376
Loans held for sale			2,229	560
Loans			1,057,830	936,697
Allowance for loan losses			(10,557)	(8,779)
Loans, net			1,047,273	927,918
Goodwill and other intangible assets			26,702	27,489
Bank-owned life insurance			24,790	23,391
Other assets			27,378	25,116
Total assets			$1,368,867	$1,294,734

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing			$189,596	$187,575
Interest-bearing
Demand			88,868	69,401
Savings			226,574	216,376
Time of $100,000 or more			264,836	220,414
Time			168,597	163,938
Total deposits			938,471	857,704
Short-term borrowings			124,333	184,920
Long-term borrowings			173,119	124,119
Other liabilities			15,111	11,637
Stockholders' equity			117,833	116,354
Total liabilities and stockholders' equity			$1,368,867	$1,294,734

	PER COMMON SHARE		MARKET INFORMATION (1)
	Net Income	Dividends	High	Low
2008
1st quarter	$0.08	$0.16	$14.43	$11.71
2nd quarter	0.26	0.16	13.48	8.63

2007
1st quarter	$0.25	$0.16	$18.25	$14.29
2nd quarter	0.29	0.16	16.36	14.17
3rd quarter	0.28	0.16	16.19	14.68
4th quarter	0.25	0.16	15.98	11.85

(1) The prices shown are the high and low sale prices for the Company's common stock, which trades on the NASDAQ
Global Market, under the symbol WTBA. The market quotations, reported by NASDAQ, do not include retail markup, markdown or commissions.

WEST BANCORPORATION, INC. AND SUBSIDIARIES
Financial Information (continued) (unaudited)
(in thousands, except per share data)
	Three months ended		Six months ended
	June 30,		June 30,
CONSOLIDATED STATEMENTS OF INCOME	2008	2007	2008	2007
Interest income
Loans	$15,313	$17,932	$31,690	$35,036
Securities	1,942	2,815	4,268	5,670
Other	75	271	235	560
Total interest income	17,330	21,018	36,193	41,266

Interest expense
Deposits	4,538	7,683	10,510	15,255
Short-term borrowings	719	1,843	2,012	3,526
Long-term borrowings	1,838	1,704	3,560	3,386
Total interest expense	7,095	11,230	16,082	22,167

Net interest income	10,235	9,788	20,111	19,099
Provision for loan losses	1,000	350	6,600	650
Net interest income after provision for loan losses	9,235	9,438	13,511	18,449

Noninterest income
Service charges on deposit accounts	1,250	1,211	2,296	2,339
Trust services	204	188	398	369
Investment advisory fees	1,960	2,043	3,898	4,002
Increase in cash value of bank-owned life insurance	257	219	449	435
Net realized gains from sales of securities
available for sale	-	(13)	5	(9)
Other income	498	387	959	769
Total noninterest income	4,169	4,035	8,005	7,905

Noninterest expense
Salaries and employee benefits	3,634	3,355	7,365	6,971
Occupancy	899	897	1,799	1,831
Data processing	498	473	990	940
Other expense	1,918	1,183	3,464	2,620
Total noninterest expense	6,949	5,908	13,618	12,362

Income before income taxes	6,455	7,565	7,898	13,992
Income taxes	1,941	2,438	2,010	4,421
Net income	$4,514	$5,127	$5,888	$9,571

PERFORMANCE HIGHLIGHTS
Return on average equity	15.23%	17.80%	9.83%	16.84%
Return on average assets	1.39%	1.55%	0.90%	1.47%
Net interest margin	3.56%	3.33%	3.47%	3.29%
Efficiency ratio	46.65%	41.54%	46.87%	44.46%